Exhibit 99.1
                                                                    ------------

                                                 EFiled: Mar 15 2006 4:10 PM EST
                                                 Transaction ID 10805433


                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


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ROBERT J. FEENEY,                                :
                                                 :    Civil Action No.
                  Plaintiff,                     :
                                                 :
         v.                                      :
                                                 :
CHAPARRAL RESOURCES, INC.,                       :
LUKOIL OVERSEAS HOLDING, LTD,                    :
OKTAY MOVSUMOV, DMITRI TIMOSHENKO,               :
BORIS S. ZILBERMINTS, PETER G. DILLING, and      :
ALAN D. BERLIN,                                  :
                                                 :
                  Defendants.                    :
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                             CLASS ACTION COMPLAINT
                             ----------------------

     Plaintiff, Robert J. Feeney, by his attorneys, alleges upon information and belief, except as to paragraph 2 which is alleged upon personal knowledge, as follows;

                              NATURE OF THE ACTION
                              --------------------

     1. This is a shareholder's class action on behalf of the public shareholders of defendant Chaparral Resources, Inc. ("Chaparral" or the "Company"), against certain of its officers and directors and the controlling shareholder of Chaparral, Lukoil Overseas Holding, Ltd. ("Lukoil"), to enjoin certain actions of defendants related to the proposed acquisition of all of the outstanding shares of Chaparral common stock that it does not already own by Lukoil.

                                   THE PARTIES
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     2. Plaintiff Robert J. Feeney ("plaintiff") is the owner of common stock of
Chaparral and has been the owner of such shares continuously since prior to the wrongs complained of herein.

     3. Chaparral, a corporation duly existing and organized under the laws of the State of Delaware, with its principal executive offices located in White Plains, New York, is an independent oil and gas exploration and development company. It has a total net 60% interest in ZAO Karakudukmunay ("KKM") that holds a governmental licence to develop the Karakuduk field in western Kazakhstan. The Company is traded on the Over-The-Counter Bulletin Board under the symbol CHAR.OB.

     4. Defendant Lukoil is a wholly owned subsidiary of OAO LUKOIL, an international oil and gas production and refining company. Lukoil is the indirect owner of 63% of the outstanding shares of Chaparral common stock, and therefore dominates and controls Chaparral. As the majority and controlling shareholder of Chaparral, Lukoil owes fiduciary duties of good faith, fair dealing, loyalty, candor, and due care to plaintiff and the other members of the Class.

     5. Defendant Boris S. Zilbermints ("Zilbermints") is and at all relevant times has been a director of the Company. Since January 2006, Zilbermints has served as Chief Executive Officer of the Company. Zilbermints is also Lukoil's Regional Director for Kazakhstan. He was placed on the Company's Board by Lukoil after Lukoil's acquisition of its controlling interest in Chaparral in December 2005,

     6. Defendant Peter G. Dilling ("Dilling") is and at all relevant times has been a director of the Company. From 1995 to 1997, Dilling held various positions within the Company, including Vice Chairman of the Board.

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

     7. Defendant Oktay Movsumov ("Movsumov") is and has been a director of the Company since December 2005. Movsumov is an employee of, and was placed on the Company's Board by, Lukoil's parent company when Lukoil acquired its controlling interest in Chaparral.

     8. Defendant Dmitri Timoshenko ("Timoshenko") is and has been a director of the Company since December 2005. Timoshenko is an employee of, and was placed on the Company's Board by, Lukoil's parent company when Lukoil acquired its controlling interest in Chaparral.

     9. Defendant Alan D. Berlin ("Berlin") is and at all relevant times has been a director of the Company.

     10. The Individual Defendants (named in paragraphs 5 through 9), as directors and/or officers of the Company, and Lukoil, as the Company's controlling stockholder, are in a fiduciary relationship with plaintiff and the other public stockholders of Chaparral, and owe them the highest obligations of good faith, fair dealing, due care, loyalty and full and candid and adequate disclosure.

                            CLASS ACTION ALLEGATIONS
                            ------------------------

     11. Plaintiff brings this action pursuant to Court of Chancery Rule 23, on behalf of himself and the public shareholders of Chaparral common stock (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants.

     12. This action is properly maintainable as a class action.

          (a) The Class is so numerous that joinder of all members is impracticable. As of March 15, 2005, there were approximately 14.78 million publicly-held shares of Chaparral common stock outstanding held by hundreds if not thousands of shareholders of records.

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

          (b) There are questions of law and fact which are common to the Class including, inter alia, the following:

                    (i) whether the proposed transaction described herein is grossly unfair to the Class;

                    (ii) whether defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the other members of the Class; and

                    (iii) whether plaintiff and the other members of the Class would be irreparably damaged were the transactions complained of herein consummated.

          (c) Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiffs claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

     13. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

     14. Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

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

                             SUBSTANTIVE ALLEGATIONS
                             -----------------------

     15. On or about December 5, 2005, Chaparral announced that its majority shareholder, Nelson Resources Limited ("Nelson"), merged with and into Caspian Investments Resources Ltd. ("Caspian"), a wholly-owned subsidiary of Lukoil (the "Lukoil-Nelson Merger"), thus making Lukoil the new majority shareholder of Chaparral with control over approximately 63% of the Company's outstanding stock.

     16. In connection with the Lukoil-Nelson Merger, three of the five directors of Chaparral, including R. Frederick Hodder, Nicholas P. Greene and Simon Gill, who had been employees of Nelson, resigned from the Board of Directors of Chaparral. Mr. Hodder also resigned as Chairman of the Board. Lukoil replaced Messrs. Hodder, Greene and Gill on the Board with defendants Timoshenko, Movsumov, and Zilbermints, who are employees of Lukoil. The other two members of the Company's Board of Directors, defendants Berlin and Dilling, continued to serve on the Company's board after Lukoil took over the Company.

     17. On March 13, 2006, the Company released its unaudited preliminary operating results for the year ended December 31, 2005. Specifically, the Company reported a 92% increase in total revenue, a 262% increase in net income, record annual production (an increase of 25% to 3,534,000 barrels) and a 12% increase in proved reserves.

     18. On that same date, the Company announced that it had entered into a definitive merger agreement with Lukoil pursuant to which Chaparral shareholders will receive $5.80 per share in cash for each share of Chaparral common stock they own, for an aggregate value of $88,646 million. Pursuant to the terms of the merger agreement, the proposed transaction only requires approval from 50% of the outstanding shares. Thus, in light of Lukoil's ownership of more than 60% of the Company's shares, approval of the proposed transaction is assured.

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

     19. The proposed consideration to be paid to the members of the Class is unfair and grossly inadequate and constitutes unfair dealing because, among other things, (a) the intrinsic value of the stock of Chaparral is materially in excess of the $5.80 value, giving due consideration to the possibilities of growth and profitability of Chaparral in light of its business, earnings and earnings power, present and future; (b) the $5.80 value offers an inadequate premium to the public shareholders of Chaparral; and (c) the $5.80 value was fixed arbitrarily by Lukoil to "cap" the market price of Chaparral stock, as part of a plan for Lukoil to obtain complete ownership of Chaparral's assets and business at the lowest possible price. The intrinsic unfairness in defendants' actions is also the product of the currently undervalued price of the shares in the marketplace.

     20. Lukoil has timed the proposal to freeze out Chaparral's public shareholders in order to capture for itself Chaparral's future potential without paying an adequate or fair price to the Company's public shareholders.

     21. Lukoil timed the announcement of the proposed buyout to place an artificial lid on the market price of Chaparral's stock so that the market would not reflect Chaparral's improving potential, thereby purporting to justify an unreasonably low price.

     22. Lukoil has access to internal financial information about Chaparral, its true value, expected increase in true value and the benefits of 100% ownership of Chaparral to which plaintiff and the Class members are not privy. Lukoil is using such non-public information to benefit itself in this transaction, to the detriment of the Chaparral' public stockholders.

     23. Lukoil has clear and material conflicts of interest and is acting to better its own interests at the expense of Chaparral's public shareholders. Lukoil, with the acquiescence of the Company's Board of directors, a majority of whom it controls, is engaging in self-dealing and not acting in good faith toward plaintiff and the other members of the Class. By reason of the foregoing, Defendants have breached and are breaching their fiduciary duties to the members of the Class.

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

     24. Unless the proposed transaction is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class to the irreparable harm of the members of the Class.

     25. Plaintiff and the Class have no adequate remedy at law.

     WHEREFORE, plaintiff prays for judgment and relief as follows:

     A. Ordering that this action may be maintained as a class action and certifying plaintiff as the Class representative;

     B. Preliminarily and permanently enjoining defendants and all persons acting in concert with them, from proceeding with, consummating or closing the proposed transaction;

     C. In the event the proposed transaction is consummated, rescinding it and setting it aside or awarding rescissory damages to the Class;

     D. Directing defendants to account to Class members for their damages sustained as a result of the wrongs complained of herein;

     E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff's attorneys' and experts' fees;

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

     F. Granting such other and further relief as this Court may deem just and proper.

                                           ROSENTHAL, MONHAIT & GODDESS, P.A.


                                           By: /s/ Carmella P. Keener
                                           ---------------------------------
                                           Carmella P. Keener (DSBA No. 2810)
                                           919 N. Market Street, Suite 1401
                                           Citizens Bank Center
                                           Wilmington, DE 19801
                                           (302) 656-4433
Of Counsel:
Patricia C. Weiser
THE WEISER LAW FIRM, P.C.
121 N. Wayne Avenue, Suite 100
Wayne, PA 19087
Telephone: (610) 225-2677
Facsimile: (610) 225-2678

Eric J. Belfi
Olga Fort
MURRAY, FRANK & SAILER LLP
275 Madison Avenue
New York, New York 10016
Telephone: (212) 682-1818
Facsimile: (212) 682-1892




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